Exhibit 99.1

ORBITAL ATK COMPLETES REFINANCING OF SENIOR CREDIT FACILITY

Company Closes New $1.8 Billion Senior Credit Facility and Offering of $400 Million of Eight-Year Senior Notes

Dulles, Virginia 29 September 2015 — Orbital ATK, Inc. (NYSE:OA) today announced that the company has completed its previously announced debt refinancing transactions, including entering into a new $1.8 billion credit facility (the “New Credit Facility”) and completing a private offering of $400 million of 5.50% senior notes, due October 1, 2023 pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

Orbital ATK used the net proceeds from initial borrowings under the New Credit Facility and the sale of the notes to repay in full and terminate its prior secured credit facilities and to pay fees and expenses associated with the transactions. The company may use available capacity under the New Credit Facility for working capital and for other general corporate purposes, subject to the terms of the credit agreement.

“We are very pleased to successfully complete these important transactions, which will strengthen Orbital ATK’s capital structure and provide the flexibility to meet our capital and liquidity needs for the foreseeable future,” said Garrett E. Pierce, Chief Financial Officer of Orbital ATK.

The New Credit Facility includes a five-year term loan of $800 million and a five-year revolving line of credit of $1.0 billion, compared to the existing revolving line of $700 million. The new revolving line can be used to fund short-term borrowings and for the issuance of letters of credit.  The senior notes will be general senior unsecured obligations of Orbital ATK and will be jointly and severally guaranteed on a general senior unsecured basis by certain of its existing and future subsidiaries. The new senior notes are non-callable until 2018.

Mr. Pierce added, “With the completion of this refinancing, the company reduced its reliance on senior secured debt, increased its liquidity by over $200 million, extended its debt maturities to 2020 and beyond, and locked in attractively priced, longer-term fixed-rate capital.”

Orbital ATK    |    45101 Warp Drive, Dulles, VA 20166    |    703-406-5000

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Loans under the New Credit Facility will be priced initially at LIBOR plus 1.5%. By comparison, previous credit facility borrowings were priced at LIBOR plus 2% for the revolving line.

The notes and related subsidiary guarantees were offered and sold only to persons reasonably believed to be qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

The notes and the related subsidiary guarantees will not be registered under the Securities Act or the securities laws of any jurisdiction and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Orbital ATK

Orbital ATK is a global leader in aerospace and defense technologies. The company designs, builds and delivers space, defense and aviation systems for customers around the world, both as a prime contractor and merchant supplier. Its main products include launch vehicles and related propulsion systems; missile products, subsystems and defense electronics; precision weapons, armament systems and ammunition; satellites and associated space components and services; and advanced aerospace structures. Headquartered in Dulles, Virginia, Orbital ATK employs more than 12,000 people in 18 states across the U.S. and in several international locations. For more information, visit www.orbitalatk.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including but not limited to, the expected use of proceeds from the New Credit Facility, the effect of the refinancing transaction on the company’s capital and liquidity needs and potential interest rates on borrowings. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For further information on factors that could impact Orbital ATK, and statements contained herein, please refer to the company’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission. Orbital ATK undertakes no obligation to update any forward-looking statements.

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Investor and Media Contact:
Barron Beneski, 703-406-5528
Public and Investor Relations

Orbital ATK
barron.beneski@orbitalatk.com